Exhibit 99.1

News Release

April 8, 2003 Stephanie Goodman
Director, Corporate Communications
Entergy-Koch, LP
713-544-5215

For Immediate Release:

Entergy-Koch Trading, LP Will Respond to CFTC Subpoena

Houston, TX - Entergy-Koch Trading, LP announced today that it received a subpoena from the Commodity Futures Trading Commission seeking information on its gas and power trading activities. Entergy-Koch Trading, which is conducting a review of 2000 and 2001 trading activities in response to a March 26, 2003 Federal Energy Regulatory Commission Staff Report, indicated it will respond to the CFTC inquiry in a timely manner.

Entergy-Koch Trading, LP (EKT) is a top marketer of energy in North America, trading natural gas, power, weather risk management, and other energy related products. EKT is a wholly-owned subsidiary of Entergy-Koch, LP, which is a joint venture between subsidiaries of Entergy Corporation and Koch Energy, Inc.

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with about 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Through Entergy-Koch, LP, it is also a leading provider of wholesale energy marketing and trading services, as well as an operator of natural gas pipeline and storage facilities. Entergy has annual revenues of over $8 billion and more than 15,000 employees.

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